Exhibit 99.1

Micron Announces Board of Directors Retirement

BOISE, Idaho, Nov. 5, 2026 — Micron Technology, Inc. (Nasdaq: MU) today announced that Linnie M. Haynesworth has informed the Company that she will retire from its board of directors at the annual shareholders meeting expected to be held on January 14, 2027.

Haynesworth joined Micron’s board in February 2021, bringing more than 30 years of technology experience, including deep expertise in aerospace and cybersecurity. Haynesworth served on the Governance and Sustainability Committee from 2021 to 2024, and the Security Committee from 2021 through 2026 which she chaired from 2024 to 2026. She currently serves on the Audit Committee and Compensation Committee.

Following Haynesworth’s departure at the annual shareholders meeting, the Micron board will be comprised of eight directors.

“Linnie has been a valued member of the Micron board, and we are grateful for her service and the perspective she has brought to our discussions since she became a director more than 5 years ago,” said Sanjay Mehrotra, chairman and CEO of Micron. “Micron has benefited greatly from her technology expertise, sound judgment and thoughtful approach to some of the most important issues facing our company.”

“I want to thank Linnie for the important contributions she has made to the Micron board, particularly in the areas of cybersecurity and risk management,” said Lynn Dugle, Micron’s lead independent director. “Her leadership as chair of the Security Committee helped strengthen the board’s oversight of cybersecurity and other security matters during a period of increasing complexity and importance. My fellow directors and I wish Linnie all the best in the future.”

“I am grateful for the opportunity to have served on Micron’s board and proud to have contributed to the company’s success alongside my fellow directors and Micron’s leadership team,” said Linnie Haynesworth. “It has been a privilege to work with such talented colleagues, and I am confident that Micron has an exciting future ahead.”

While Haynesworth is not standing for reelection, the Micron board of directors has nominated the remaining current directors for reelection at the annual shareholders meeting, including Alexis Black Björlin, Lynn A. Dugle, Steven J. Gomo, T. Mark Liu, Sanjay Mehrotra, A. Christine Simons, Robert H. Swan and MaryAnn Wright.

About Micron Technology, Inc.

Micron Technology, Inc. is a global leader in semiconductor memory and storage, powering AI and compute-intensive applications from cloud to edge. With a relentless focus on our customers, technology and product leadership, and manufacturing and operational excellence, Micron’s comprehensive portfolio of high-performance DRAM, NAND and NOR solutions deliver the speed, efficiency, and scale today’s workloads demand, accelerating intelligence to enrich life for all. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

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